Exhibit 99.1

Trajectory Alpha Acquisition Corp. Announces the Postponement of the Special Meeting

New York – June 7, 2023 – As previously reported, on May 25, 2023, Trajectory Alpha Acquisition Corp., a special purpose acquisition company (NYSE: TCOA) (“Trajectory”) filed a definitive proxy statement with the SEC regarding the special meeting (the “Special Meeting”) of Trajectory’s existing stockholders to extend the date by which we must consummate our initial business combination. At the Special Meeting, which is to be held on June 12, 2023, we are requesting that the stockholders vote in favor of extending the date by which Trajectory must consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, from June 14, 2023, to March 14, 2024 (the “Termination Date”).

In connection with the extension of the Termination Date, Trajectory Alpha Sponsor LLC (the “Sponsor”) has decided to cause to be deposited into the trust account (“Trust Account”) in connection with each one-month extension the lesser of (i) $150,000 or (ii) an aggregate amount equal to $0.04 multiplied by the number of public shares of Trajectory that are not redeemed in connection with the stockholder vote to approve the extension proposal. Each one-month extension will be placed in the Trust Account established in connection with Trajectory’s initial public offering. On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax (the “Excise Tax”) on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. Any redemption of the shares of the Class A common stock, par value $0.0001 per share, of Trajectory on or after January 1, 2023 may be subject to the Excise Tax. The Trust Account and the interest earned thereon shall not be used to pay the Excise Tax that may be levied in connection with such redemptions, and Trajectory hereby confirms that it will not utilize any funds from the Trust Account to pay any such Excise Tax.

The Trajectory team thanks the stockholders for their continued partnership and asks that they vote to approve the extension proposal.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About J. Streicher

J. Streicher, a private and diverse U.S. financial organization, is founded on tradition, personal relationships, innovation, and steadfast principles. Its subsidiary, J. Streicher & Co. LLC, (the “Broker Dealer”), holds the distinction of being one of the oldest firms on the New York Stock Exchange (“NYSE”), with roots dating back to 1910. Throughout its history, it has consistently provided exceptional service to its family of listed companies, even in challenging market conditions.

While our Broker Dealer primarily focuses on NYSE activities, our international investment team specializes in identifying, investing in, and nurturing potential target companies, guiding them through the complex process of transitioning into publicly traded entities. Our ultimate goal is to position these companies for a successful listing. Our core strength lies in our ability to recognize strategic private target companies and assist them in becoming publicly traded entities on prestigious exchanges such as the NYSE or NASDAQ.

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